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                                                             EXHIBIT NO. 99.4(b)

                          INVESTMENT ADVISORY AGREEMENT
                          -----------------------------

INVESTMENT ADVISORY AGREEMENT, dated this 1st day of September, 1993, by and between MFS SERIES TRUST II, a Massachusetts business trust (the "Trust"), on behalf of MFS CAPITAL GROWTH FUND, a series of the Trust (the "Fund"), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the "Adviser").

                                   WITNESSETH:
                                   -----------

WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940; and

WHEREAS, the Adviser is willing to provide business services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

Article 1. Duties of the Adviser. The Adviser shall provide the Fund with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of its funds. The Adviser shall act as Adviser to the Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested, subject always to the restrictions of the Declaration of Trust of the Trust, dated July 22, 1986, and By-Laws, each as amended from time to time (respectively, the "Declaration" and the "By-Laws"), to the provisions of the Investment Company Act of 1940 and the Rules, Regulations and orders thereunder and to the Fund's then-current Prospectus and Statement of Additional Information. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised. Should the Trustees at any time however, make any definite determination as to the investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination shall be revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end, the Adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to the deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Fund execution at the most reasonable price by responsible brokerage firms at reasonably competitive commission rates. In fulfilling this requirement the Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.

Article 2. Allocation of Charges and Expenses. The Adviser shall furnish at its own expense investment advisory and administrative services, office space, equipment and clerical personnel necessary for servicing the investments of the Fund and maintaining its organization, and investment advisory facilities and executive and supervisory personnel for managing the investments and effecting the portfolio transactions of the Fund. The Adviser shall arrange, if desired by the Trust, for Directors, officers and employees of the Adviser to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law. It is understood that the Fund will pay all of its own expenses including, without limitation, compensation of Trustees "not affiliated" with the Adviser; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Fund; fees and expenses of independent auditors, of legal counsel, and of any transfer agent, registrar or dividend disbursing agent of the Fund; expenses of repurchasing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing stock certificates, shareholder reports, notices, proxy statements and reports to governmental officers and commissions; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Fund; expenses of shareholders' meetings; and expenses relating to the issuance, registration and qualification of shares of the Fund and the preparation, printing and mailing of prospectuses for such purposes (except to the extent that any Distribution Agreement to which the Trust is a party on behalf of the Fund provides that another party is to pay some or all of such expenses).

Article 3. Compensation of the Adviser. For the services to be rendered and the facilities to be provided, the Fund shall pay to the Adviser an investment advisory fee computed and paid monthly at an annual rate of .75% of the Fund's average daily net assets. Payment of the foregoing fee is subject to the provision that within 30 days following the close of any fiscal year of the Fund, the Adviser will pay to the Fund a sum equal to the amount by which the aggregate expenses of the Fund, but excluding interest, taxes, brokerage commissions and extraordinary expense, incurred during such fiscal year shall exceed the sum of (a) 1/2% of the first $30 million of the Fund's average daily net assets, (b) 2% of the next $70 million of the Fund's average daily net assets, and (c) 1/2% of the remaining average daily net assets of the Fund. The obligation of the Adviser to reimburse the Fund for expense incurred during any year may be terminated or revised at any time by the Adviser without consent of the Fund by notice in writing from the Adviser to the Fund. If the Adviser shall serve for less than the whole of any period specified in this Section 3, the compensation (including the expense reimbursement) payable to the Adviser with respect to the Fund will be prorated.

Article 4. Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Trustees of the Trust or the Trust's principal underwriter, if any, as principals in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the Investment Company Act of 1940 and the Rules, Regulations or orders thereunder, will not take a long or short position in the shares of the Fund except as permitted by the Declaration, and will comply with all other provisions of the Declaration and the By-Laws and the then-current Prospectus and Statement of Additional Information of the Fund relative to the Adviser and its Directors and officers.

Article 5. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties and obligations hereunder. As used in this Article 5, the term "Adviser" shall include Directors, officers and employees of the Adviser as well as that corporation itself.

Article 6. Activities of the Adviser. The services of the Adviser to the Fund are not deemed to be exclusive, the Adviser being free to render investment advisory and/or other services to others. The Adviser may permit other fund clients to use the initials "MFS" in their names. The Fund agrees that if the Adviser shall for any reason no longer serve as the Adviser for the Fund, the Fund will change its name so as to delete the initials "MFS". It is understood that the Trustees, officers and shareholders of the Trust are or may be or become interested in the Adviser, as Directors, officers, employees, or otherwise and that Directors, officers and employees of the Adviser are or may become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as a shareholder or otherwise.

Article 7. Duration, Termination and Amendment of this Agreement. This Agreement shall become effective on the date first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until August 1, 1995 on which date it will terminate unless its continuance after August 1, 1995 is "specifically approved at least annually" (i) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Trust, or by "vote of a majority of the outstanding voting securities" of the Fund.

This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by "vote of a majority of the outstanding voting securities" of the Fund, or by the Adviser, in each case on not more than sixty days' nor less than thirty days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment."

This Agreement may be amended only if such agreement is approved by "vote of a majority of the outstanding voting securities" of the Fund.

The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested person", when used in this Agreement, shall have the respective meanings specified, and shall be construed in a manner consistent with, the Investment Company Act of 1940 and the Rules and Regulations promulgated thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, and their respective seals to be hereto affixed, all as of the day and year first written above. The undersigned Trustee of the Trust has executed this Agreement not individually, but as Trustee under the Declaration and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust, individually, but bind only the trust estate applicable to the Fund.

                                        MFS SERIES TRUST II ON
                                        BEHALF OF MFS CAPITAL GROWTH
                                        FUND

                                        By:    A. KEITH BRODKIN
                                               --------------------
                                               A. Keith Brodkin
                                               Chairman and Trustee

                                        MASSACHUSETTS FINANCIAL
                                          SERVICES COMPANY

                                        By:    A. KEITH BRODKIN
                                               --------------------
                                               A. Keith Brodkin
                                               Chairman